EXHIBIT 99.1

[KOPIN LOGO]

FOR IMMEDIATE RELEASE

Contact:

Richard Sneider Chief Financial Officer Kopin Corporation (508) 824-6696 rsneider@kopin.com	or	Ehren Lister Account Executive Sharon Merrill Associates, Inc. (617) 542-5300 elister@investorrelations.com

KOPIN REPORTS SECOND-QUARTER 2003 FINANCIAL RESULTS

CyberLite, CyberDisplay Growth Drive Sequential Revenue Increase

TAUNTON, Mass., July 24, 2003 — Kopin Corporation (NASDAQ: KOPN) today announced financial results for the second quarter ended June 28, 2003.

Financial highlights:

•	Second-quarter 2003 revenue increased to $19.9 million from first-quarter 2003 revenue of $18.0 million. For the second quarter of 2002, Kopin recorded revenue of $20.8 million.

•	Kopin’s net loss for the second quarter of 2003 was $1.0 million, or $0.01 per share. This compares with a net loss of $2.2 million, or $0.03 per share, in the first quarter of 2003, and a net loss of $1.6 million, or $0.02 per share, in the second quarter of 2002.

•	Kopin maintained its strong financial position, ending the second quarter with approximately $114 million in cash and marketable securities and no debt. In addition, as of June 28, 2003 Kopin owned approximately 500,000 shares of Common Stock in Micrel Semiconductor, Inc.

“We enjoyed a strong second quarter as total revenue climbed 11 percent sequentially,” said Dr. John C.C. Fan, Kopin’s president and CEO. “We introduced new CyberDisplay products that signaled the start of our transition from monochrome to color microdisplays. In III-V, while a challenging overseas wireless handset market produced a tough quarter for our HBT products, our CyberLite LEDs maintained a steady production ramp.”

CyberDisplay

Second-quarter CyberDisplay™ revenue increased 30 percent sequentially to $11.2 million from $8.6 million in the first quarter of 2003 compared with second quarter 2002 revenue of $11.4 million. Increased orders from camcorder customers and higher research and development revenues drove stronger CyberDisplay sales.

“During the second quarter, we advanced toward our goal of product diversification with the introduction of three new CyberDisplays that capitalize on the growing portable electronic device market,” Dr. Fan said. “ Two of these displays set new standards for miniaturization, while the third offers breakthrough pixel density. All three target a wider range of applications, including digital still cameras, infrared systems and head-mounted gaming devices. We also unveiled three new CyberEVF electronic viewfinder solutions that allow customers to speed product development and time to market. Our new products illustrate our drive to increase the percentage of CyberDisplay revenue derived from higher-margin color products.”

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III-V

III-V revenue in the second quarter of 2003 decreased nine percent sequentially and eight percent year-over-year to $8.7 million, largely as a result of weakness in the Asian and CDMA wireless handset markets. “During the quarter our III-V business was negatively affected by the buildup of finished goods inventory in Asia,” Dr. Fan said. “We estimate that sales of HBTs into wireless LAN applications were in excess of 10 percent of HBT sales for the second consecutive quarter and we continue to see this as an exciting market opportunity for Kopin. In our CyberLite product area, we achieved our revenue expectation of at least $2 million in the quarter. In addition, we continued to establish a scalable production process that will be key to the long-term success of our LED product platform.”

Six-month Results

For the six months ended June 28, 2003, total revenue was $37.9 million compared with $38.4 million for the same period last year. III-V product revenue was $18.2 million for the first six months of 2003 compared with $17.1 million for the first six months of 2002. Revenue from CyberDisplay products was $19.4 million in the first half of 2003 compared with $20.3 million in the first half of 2002. The net loss for the most recent six-month period was $3.2 million, or $0.05 per share, compared with a net loss of $17.4 million, or $0.25 per share, for the first six months of 2002. Included in the loss for the first six months of 2002 was a charge for the cumulative effect of an accounting change of $12.6 million, or $0.18 per share.

Business Outlook

Commenting on the third quarter, Dr. Fan said, “We are forecasting third-quarter revenue to be down sequentially in the range of 10 to 20 percent. Although this decline is partly the result of our CyberDisplay product transition from monochrome to color, the more substantial impact will be in HBT revenues. We recently reached an understanding with a large HBT customer that has decided to immediately transition 100 percent of its business to Kopin for the long term. This will, however, result in a significant decline in third-quarter HBT sales as the customer works down its remaining inventory of second-source wafers. Longer term, this is a very significant win for Kopin, as it provides new revenue growth potential and reinforces our position as the leading merchant supplier of HBTs.

“During the third and fourth quarters of 2003, we will move ahead with a number of initiatives,” Dr. Fan continued. “Among these, we plan to broaden our CyberDisplay customer base by securing several important non-camcorder design wins. In CyberLite, we will continue to work on improving our manufacturing processes and yields, capturing additional customers and developing derivative LED products. In HBT, we will continue to pursue opportunities in the wireless LAN market and work with potential customers on the design-in of our GAIN transistors.”

Second-Quarter Conference Call

Kopin will provide a live audio Webcast of its second-quarter conference call for investors at 5:00 p.m. ET today, July 24, 2003. Investors who want to hear the call should log on to the Investor Relations section of Kopin’s Web site, www.kopin.com, at least 15 minutes before the event’s broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin’s Web site.

Kopin’s second-quarter conference call also can be heard live by dialing (913) 981-5507 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET Thursday, July 24 through 11:59 p.m. ET Wednesday, July 30. To access the replay, dial (719) 457-0820 and refer to confirmation code 274944.

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About Kopin

Founded in 1984, Kopin is pioneering the use of nanotechnology to manufacture nanosemiconductor products that make mobile electronic devices small, fast, bright, lightweight and power efficient. With an intellectual property portfolio of more than 200 issued and pending patents, Kopin supplies the world’s largest electronics manufacturers and government agencies with breakthrough semiconductor products. The company’s liquid-crystal microdisplays, ultra-efficient transistors and high-brightness GaN LEDs enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in nearly one-third of the world’s cell phones and camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin’s Web site at www.kopin.com.

CyberDisplay, CyberLite and GAIN-HBT are trademarks of Kopin Corporation.

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: Kopin Corporation’s forecast of a 10 to 20 percent sequential decline in third-quarter 2003 revenue; the expectation of a transition from monochrome to color CyberDisplays; a large HBT customer’s decision to immediately transition 100 percent of its HBT business to Kopin for the long term; the revenue growth potential of this new business; the expectation that HBT sales will decline significantly in the third quarter; the expectation of non-camcorder design wins for the CyberDisplay; the expectation of continued improvements in CyberLite manufacturing processes and yields; the capture of additional LED customers and development of derivative LED products; Kopin’s planned pursuit of opportunities in the wireless LAN market; and the work with potential customers on the design-in of Kopin’s GAIN-HBT transistors. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; the successful CyberLite production ramp; the qualification of our CyberLite manufacturing process by additional customers; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company’s CyberDisplay imaging devices, CyberLite LEDs and HBT transistor wafers; loss of significant customers; acceptance of the Company’s products; success of new product and other research and development efforts; continuation of strategic relationships; the impact of SARS on the consumer electronics market; the value of shares of Micrel Semiconductor held by the Company; Kopin’s ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the three months ended March 29, 2003.

The Company’s condensed consolidated statement of operations and balance sheet are attached.

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Revenues:
Product revenues	$19,468,288	$20,114,618	$37,517,034	$37,470,506
Research and development revenues	400,000	720,306	400,000	947,362

	19,868,288	20,834,924	37,917,034	38,417,868

Expenses:
Cost of product revenues	14,838,784	15,405,542	29,897,714	30,051,134
Research and development	2,922,503	4,103,164	5,803,679	7,411,909
Selling, general and administrative	3,011,692	2,682,197	5,630,978	5,704,399
Other	120,216	253,700	240,432	519,126

	20,893,195	22,444,603	41,572,803	43,686,568

Loss from operations	(1,024,907)	(1,609,679)	(3,655,769)	(5,268,700)

Other income and expense:
Interest and other income	631,154	736,369	1,692,057	1,445,194
Interest and other expense	(389,031)	(480,229)	(782,569)	(494,460)

	242,123	256,140	909,488	950,734

Income (loss) before minority interest in income of subsidiary	(782,784)	(1,353,539)	(2,746,281)	(4,317,966)
Minority interest in income of subsidiary	(217,916)	(268,468)	(491,467)	(488,617)
Income (loss) before cumulative effect of accounting change	(1,000,700)	(1,622,007)	(3,237,748)	(4,806,583)
Cumulative effect of accounting change	—	—	—	(12,582,383)

Net income (loss)	$(1,000,700)	$(1,622,007)	$(3,237,748)	$(17,388,966)

Income (loss) before cumulative effect of accounting change per share:
Basic	$(0.01)	$(0.02)	$(0.05)	$(0.07)

Diluted	$(0.01)	$(0.02)	$(0.05)	$(0.07)

Cumulative effect of accounting change per share:
Basic	$—	$—	$—	$(0.18)

Diluted	$—	$—	$—	$(0.18)

Net income (loss) per share:
Basic	$(0.01)	$(0.02)	$(0.05)	$(0.25)

Diluted	$(0.01)	$(0.02)	$(0.05)	$(0.25)

Weighted average number of common shares outstanding:
Basic	69,407,418	69,350,065	69,398,812	69,256,593

Diluted	69,407,418	69,350,065	69,398,812	69,256,593

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	June 28, 2003	December 31, 2002
ASSETS
Current assets:
Cash and marketable securities	$114,284,015	$117,991,312
Accounts receivable, net	8,705,290	6,680,538
Inventory	7,818,072	4,773,333
Prepaid and other assets	1,573,359	1,118,944

Total current assets	132,380,736	130,564,127

Equipment and improvements, net	33,820,307	34,748,361
Other assets	8,938,520	8,773,040
Intangible assets, net	240,433	480,866

Total assets	$175,379,996	$174,566,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,484,133	$7,414,774
Accrued expenses	7,486,128	7,302,586

Total current liabilities	17,970,261	14,717,360

Minority interest	2,730,874	2,931,366
Stockholders’ equity	154,678,861	156,917,668

Total liabilities and stockholders’ equity	$175,379,996	$174,566,394